EXHIBIT A

COLOMBIA CLEAN POWER & FUELS, INC.

10% SECURED CONVERTIBLE NOTE DUE JUNE 30, 2012

No. _______
$__________	_________________, 2010

FOR VALUE RECEIVED, COLOMBIA CLEAN POWER & FUELS, INC., a Nevada corporation (herein called the “Company”), hereby promises to pay on June 30, 2012 to ___________________________, with an address at _________________________________ _____________________________________________________ (herein called the “Holder”), the principal sum of ______________________________________ Dollars ($________), together with interest upon the principal hereof at the rate of 10% per annum.  Interest on this Note shall accrue on the outstanding principal amount on this Note from the date of issuance until the date of repayment of the principal and payment of accrued interest in full.  Interest shall be calculated on the basis of a 365 day year and shall be payable in cash at maturity, unless all or a part of the principal amount of the Note is converted as provided below in which event interest will be payable in cash upon conversion as provided below.  Furthermore, upon the occurrence of an event of default (as described below), then to the extent permitted by law, the Company will pay interest in cash to the Holder, payable on demand, on the outstanding principal balance of this Note from the date of the event of default until such event of default is cured at the rate of the lesser of 15% and the maximum applicable legal rate per annum.  Payments hereunder shall be made at such place as the holder hereof shall designate to the undersigned, in writing, in lawful money of the United States of America.  Any payment which becomes due on a Saturday, Sunday or legal holiday shall be payable on the next business day.

This Note shall, (i) upon declaration by the Holder or (ii) automatically upon acceleration pursuant to clause (c) below, become immediately due and payable upon the occurrence of any of the following specified events of default:

(a)           If the Company shall default in the due and punctual payment of the principal amount of this Note when and as the same shall become due and payable, whether at maturity or by acceleration; or

(b)           If the Company shall default in the due and punctual payment of interest on this Note when the same shall become due and payable; or

(c)           The Company shall fail to observe and perform any material term, condition or agreement in this Note, which term, condition or agreement is required on its part to be observed or performed, and such failure shall continue unremedied for a period of ten (10) days after written notice specifying such failure shall have been given to the Company by the Holder of this Note; or

(d)           If the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; or an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days.

(e)           Any  material representation or warranty made by the Company herein or in the Subscription Agreement shall prove to have been false or incorrect or breached in a material respect on the date as of which made and the Holder delivers written notice to the Company of the occurrence thereof; or

(f)           The Company shall (i) default in any payment of any amount or amounts of principal of or interest on any indebtedness, the aggregate principal amount of which indebtedness is in excess of $50,000 or (ii) default in the observance or performance of any other agreement or condition relating to any indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity.

Declaration of this Note being immediately due and payable by the Holder may only be made by written notice to the Company declaring the unpaid balance of the principal amount of this Note and accrued interest thereon to be due.  Such declaration shall be deemed given upon the occurrence of any event specified in clause (d) above.  In the event of a default, all costs of collection, including reasonable attorneys’ fees, shall be paid by the Company.

With the consent of the Holder, this Note may be prepaid by the Company in whole or in part at any time or from time to time without penalty or premium, together, in each case, with interest accrued on such principal amount to the date of such prepayment.  Without the consent of, but upon at least thirty (30) days prior written notice to, the Holder, the outstanding principal amount of this Note may be prepaid by the Company in whole or in part at any time or from time to time, together, in each case, with interest accrued on such principal amount to the date of such prepayment.

The obligations of the Company and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

The obligations of the Company under this Note are secured by, and the Holder of this Note is entitled to the benefits of, the (i) the Pledge and Collateral Agency Agreement, dated August 26, 2010, among the Company, Colombia CPF LLC (“CPF”) and Law Debenture Trust Company, as collateral agent (“Collateral Agent”), and (ii) the Deed of Pledge, dated as of August 26, 2010, among the Company, CPF, Energia Andina Santander Resources Coὅperatieve U.A. and Collateral Agent, each as amended and supplemented from time to time.

Subject to and upon compliance with the provisions of this paragraph, the Holder shall have the right, at any time and during usual business hours, to convert the outstanding principal balance of this Note (but not the accrued interest thereon) into fully paid and non-assessable shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Issuer at a rate equal to $2.50 of principal for each share of Common Stock (the “Conversion Price”), subject to adjustment as provided in paragraph (c) below.

(a)           In order to exercise the conversion right, the Holder of this Note shall surrender this Note at the principal corporate office of the Issuer, accompanied by written notice to the Issuer stating (i) that the Holder elects to convert the outstanding principal amount of this Note, or, if less than the entire principal amount of this Note is to be converted, the portion thereof (a multiple of $1,000) to be converted, and (ii) the name or names (with addresses) in which the certificate or certificates for shares of Common Stock issuable on such conversion shall be issued.  Notes surrendered for conversion shall be accompanied by proper assignment thereof to the Issuer or in blank for transfer if the shares are to be issued in a name other than that of the Holder.  In the event this Note is converted in part only, upon such conversion the Issuer shall execute and deliver to the Holder, at the expense of the Issuer, a new Note of authorized denominations in principal amount equal to the unconverted portion of this Note.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (“Conversion Date”) on which the Issuer shall have received both such notice and the surrendered Note as aforesaid, and at such time the rights of the Holder of this Note in respect to the principal to be so converted shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or the Holder of record of the shares represented thereby.

(b)           As promptly as practicable after the receipt of such notice and the surrender of this Note as aforesaid, the Issuer shall issue, at its expense, and shall deliver to the Holder, or on his written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Note (or specified portion thereof), (ii) a certificate or certificates for any fractional shares of Common Stock issuable upon conversion of this Note (or specified portion thereof) or, at the Issuer’s option, cash in lieu of script for any fraction of a share to which the Holder is entitled upon conversion as provided in this paragraph, and (iii) a payment by check  or wire transfer in a amount equal to the accrued interest on the principal amount of this Note converted.

(c)           The Conversion Price shall be adjusted as set forth in this section.

(1)           In the event that the Issuer shall make any distribution of its assets upon or with respect to its shares of Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of incorporation of the Issuer, the Holder of this Note, upon the exercise of his right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive, in addition to the shares subscribed for, the amount of such assets (or, at the option of the Issuer, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) which would have been distributed to the Holder if he had exercised his right to convert immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

(2)           In case at any time the Issuer shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and conversely, in case the outstanding shares of Common Stock of the Issuer shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(3)           If any capital reorganization or reclassification of the capital stock of the Issuer, or consolidation or merger of the Issuer with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, shall be effected in such a way that the holder of shares of Common Stock shall be entitled to receive shares, securities or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Issuer and the Issuer or such successor or purchasing corporation, as the case may be, shall execute an amendment to this Note providing that the Holder of this Note shall have the right thereafter and until the expiration of the period of convertibility to convert this Note into the kind and amount of shares, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification, consolidation, merger or sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this subparagraph.

Upon any such adjustment of the Conversion Price pursuant to the provisions of this subparagraph, the number of shares issuable upon conversion of this Note shall be adjusted to the nearest full amount by multiplying a number equal to the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Note immediately prior to such adjustment and dividing the product so obtained by the adjusted Conversion Price.

(d)           The Issuer covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, such number of shares of Common Stock as shall then be deliverable upon the conversion of this Note.  All shares of Common Stock which shall be deliverable shall be duly and validly issued and fully paid and non-assessable.

(e)           Whenever the Conversion Price is adjusted, as herein provided, the Issuer shall promptly send to the Holder a certificate of a firm of independent public accountants (who may be the accountants regularly employed by the Issuer) selected by its Board of Directors setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Such certificate shall be conclusive evidence of the correctness of such adjustment.

In the event the Issuer proposes to consummate an offering of its equity securities, including an offering of its convertible debt, in which the Issuer seeks to raise gross proceeds of at least $6 million at any time while this Note is outstanding (a “Qualified Equity Offering”),  the Issuer shall furnish to the Holder at least fifteen (15) days prior written notice of the terms of such Qualified Equity Offering (accompanied by the offering documents, if any, for such offering) and the proposed date of closing of such offering and the Holder shall have the right, at any time prior to the second (2nd) business day proceeding the actual closing date of such offering to convert all or a portion of the principal of this Note into such securities as are being offered by the Issuer in such offering on the same terms as are offered to all other investors in such offering. In order to exercise the conversion right, the Holder of this Note shall surrender this Note at the principal corporate office of the Issuer, accompanied by written notice to the Issuer stating (i) that the Holder elects to convert the outstanding principal amount of this Note, or, if less than the entire principal amount of this Note is to be converted, the portion thereof (a multiple of $1,000) to be converted, and (ii) the name or names (with addresses) in which the certificate or certificates for Securities issuable on such conversion shall be issued.  Notes surrendered for conversion shall be accompanied by proper assignment thereof to the Issuer or in blank for transfer if the Securities are to be issued in a name other than that of the Holder.  In the event this Note is converted in part only, upon such conversion the Issuer shall execute and deliver to the Holder, at the expense of the Issuer, a new Note in a principal amount equal to the unconverted portion of this Note.  In addition, as promptly as practicable after the receipt of such notice and the surrender of this Note as aforesaid, the Company shall make a payment to the Holder by check or wire transfer in an amount equal to the accrued interest on the principal amount of the Note converted.

In case the Company consummates an issuance or sale of any shares of Common Stock or any securities exercisable for or convertible into Common Stock (an “Equity Linked Security”) in a Qualified Equity Offering, as provided above, whether or not the rights to exercise or convert thereunder are immediately exercisable, and the price per share for such Common Stock or, in the case of Equity Linked Securities, for which Common Stock is issuable upon conversion or exercise (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Common Stock or Equity Linked Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion Equity Linked Securities, by (y) the total maximum number of shares of Common Stock issued or in the case of Equity Linked Securities, issuable upon the conversion or exercise of all such Equity Linked Securities), shall be less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the total maximum number of shares of Common Stock issued or issuable upon conversion or exercise of all such Equity Linked Securities shall (as of the date of the issue or sale of such securities) be deemed to be outstanding and to have been issued and sold by the Company for such lower price per share (the “Lower Price”) and the Conversion Price then in effect shall be automatically reduced as of the date of such transaction to a price equal to the Lower Price.

The Company for itself and its successors and assigns hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or endorsement of this Note, and agrees that this Note shall be deemed to have been made under, and shall be interpreted and governed by reference to, the laws of the State of New York.

Except as expressly agreed in writing by the Holder, no extension of time for payment of this Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or affect the liability of the Company under this Note.

All of the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the undersigned shall bind its successors, whether so expressed or not.

No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of such rights preclude any other or further exercise thereof or the exercise of any other right.

THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

It is the intention of the Company and the Holder that all payments due hereunder will be treated for accounting and tax purposes as indebtedness of the Company to the Holder.  Each of the Company and the Holder agrees to report such payments due hereunder for the purposes of all taxes in a manner consistent with such intended characterization.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its Chief Executive Officer or Chief Financial Officer as of the date hereinabove set forth.

Colombia Clean Power & Fuels, Inc.

By:
Name: Edward P. Mooney
Title: Chief Executive Officer

Ex-A-1